                                                                    EXHIBIT 10.5


                              CONSULTING AGREEMENT
                              --------------------


     THIS CONSULTING AGREEMENT (this "Agreement") is dated as of August 27, 1997 by and between EQUITY RESIDENTIAL PROPERTIES MANAGEMENT LIMITED PARTNERSHIP, an Illinois limited partnership ("ERPM"), and PAUL R. FANNIN ("Consultant").


                                R E C I T A L S:
                                - - - - - - - -

     A. Consultant is currently an employee and owner of a direct and indirect equity interest in Evans Withycombe Residential, Inc., a Maryland corporation ("EWR"), or Evans Withycombe Residential, L.P. ("EWR Partnership").

     B. EWR and Equity Residential Property Trust, a Maryland real estate investment trust ("EQR") and an affiliate of ERPM, have entered into an Agreement and Plan of Merger ("Merger Agreement"), pursuant to which EWR shall merge with and into EQR (the "Merger").

     C. As a result of Consultant's equity interest in EWR and EWR Partnership, Consultant will realize certain benefits as a result of the Merger.

     D. As an inducement for EQR shareholders to approve the Merger, Consultant agrees to terminate certain agreements previously entered into with EWR and/or its affiliates, all on the terms and conditions set forth in this Agreement.

     E. ERPM desires to retain the services of Consultant, effective as of the time the Merger is consummated (the "Effective Time"), all on the terms and conditions set forth in this Agreement, and Consultant desires to provide such services.


                                   Agreements
                                   ----------

     In consideration of the covenants and mutual agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  Effective Time.  This Agreement shall not become effective unless and
         --------------
until the Effective Time occurs.

     2.  Consulting Services.  Effective as of the Effective Time, ERPM agrees
         -------------------
to retain Consultant to provide consultative services, and Consultant agrees to be so retained by ERPM, all on the terms and conditions hereinafter set forth.

     3.  Term.  Subject to the early termination provisions contained in
         ----
Sections 9, 10 and 11, the term of this Agreement shall be for a period commencing on the date the Effective Time occurs and ending on January 2, 2000. The period during which this Agreement is in effect is referred to herein as the "Term".

     4.  Duties.  During the Term, Consultant shall serve as a financial
         ------
consultant to EQR providing services during the transition period following the Merger. During the Term, Consultant shall provide consulting services to the President and other senior executive officers of EQR with respect to the financial operations of EWR and, as requested, with respect to strategic investments of EQR and its subsidiaries. No projects shall be assigned to Consultant under this Agreement which have not been accepted by Consultant, in Consultant's sole discretion, as coming within the scope of this Agreement. During the Term, Consultant shall devote such time as is reasonably necessary to perform the services required of him hereunder.

     5.  Consulting Fees.  ERPM shall pay Consultant for all services rendered
         ---------------
by him under this Agreement during the Term, an aggregate of $835,610. Such fee shall not be subject to review, increase or decrease during the Term and shall be paid as follows:

                  Date                  Payment Amount
                01/01/98                  $255,540

                01/01/99                  $301,535

                01/01/00                  $278,535

     6.  Benefits.  In addition to the fee provided for in Section 5 hereof,
         --------
Consultant and his spouse shall be entitled to receive healthcare coverage similar to the coverage provided to EQR employees generally which shall be provided at EQR's expense as an additional fee for providing consulting services; provided Consultant qualifies for such coverage and that the premium for such insurance is reasonable.

     7.  Expense Reimbursement.  ERPM shall reimburse Consultant for all
         ---------------------
reasonable and customary travel and other business expenses incurred by Consultant in carrying out his duties under this Agreement promptly following ERPM's receipt of the documentation then required under ERPM's expense reimbursement policy.

     8.  Independent Contractor - No Withholding.  Consultant shall perform all
         ---------------------------------------
duties under this Agreement as an independent contractor of ERPM and ERPM shall not retain the right to determine means or methods used by Consultant in accomplishing assigned projects. Consultant shall be free to enter engagements with other businesses during the term so long as such engagements do not interfere with projects required to be completed under the terms of this Agreement or violate Section 13 or 14 of this Agreement. Unless otherwise required by law, no fees payable to Consultant shall be reduced by Social Security or income taxes.

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

     9.  Termination Due to Death or Disability.
         --------------------------------------

     This Agreement shall terminate in the event of Consultant's death or upon Consultant's disability rendering Consultant unable to perform his duties under this Agreement. In such event, ERPM shall pay to Consultant's legal representative Consultant's unpaid fees as set forth in Section 5 as a death or disability benefit, as applicable, in lieu of providing life or disability insurance coverage to Consultant.

     10.  Other Termination by ERPM.
          -------------------------

          (a)  In addition to the termination of this Agreement pursuant to
Section 9, ERPM shall have the right to terminate this Agreement effective upon delivery to Consultant of written notice of termination stating the basis for such termination as being either:

               (i)  for "Cause", which shall be defined as any of the following:

                    (A) Consultant breaches any of his covenants in Sections 13 or 14 or his representations in Section 15;

                    (B) Consultant engages in an act of dishonesty constituting a felony and which results or is intended to result directly or indirectly in his gain or personal enrichment at the expense of EQR, ERPM or any affiliate of either organization;

                    (C) Consultant is convicted of a felony or of any crime involving moral turpitude, fraud, theft or conversion in any of such cases against EQR, ERPM or any affiliate of either organization; or

               (ii) without "Cause".

          (b) Upon a termination of this Agreement by ERPM for Cause, ERPM shall have no further obligation to Consultant under this Agreement, except to pay his fees and accrued expenses through the date of termination of this Agreement.

          (c) Upon a termination of this Agreement by ERPM without Cause or by Consultant for Good Reason (as defined in Section 11(a) hereof), ERPM shall be obligated to pay to Consultant the remaining fees for consulting services as set forth in Section 5 of this Agreement within 30 days of termination of this Agreement. In addition, Consultant and his spouse shall receive insurance coverage pursuant to Section 6 of this Agreement for the remainder of the Term of the Agreement.

     11.  Termination by Consultant.  Consultant may terminate this Agreement by
          -------------------------
providing ERPM with a written notice of termination at least one hundred twenty
(120) days prior to the effective date of such termination in the case of a termination other than for Good Reason (as defined below) or sixty (60) days prior to the effective date of such termination in the case of a termination for Good Reason. As used herein, "Good Reason" shall mean the material breach by ERPM of any of its agreements set forth in Section 5 or 6 hereof which continues unremedied for a period of thirty (30) days after receipt by the general partner of ERPM of a written demand for performance by Consultant, which written demand specifically identifies in reasonable detail the manner in which Consultant believes that ERPM has not performed its obligations. If Consultant terminates this Agreement for Good Reason, Consultant shall be entitled to the remaining fees provided for in Section 5 of this Agreement within 10 days after termination of this Agreement. If Consultant terminates this Agreement without Good Reason, ERPM shall have no further obligation to Consultant except to pay Consultant's fees and accrued expenses earned but unpaid through the date of termination of this Agreement.

     12.  Excise Tax Payment.
          ------------------

          (a) Except as limited by Section 18, notwithstanding anything contained in this Agreement to the contrary, in the event it is determined (pursuant to subsection (b)) below) or finally determined (as defined in subsection (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to ERPM or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor of affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of Consultant or Consultant's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement otherwise, but determined without regard to any additional payments required under this Section 12 (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Consultant with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within 10 days after such determination or final determination, as the case may be, ERPM shall pay to Consultant an additional cash payment (hereinafter referred to as the "Gross-Up Payment") in an amount such that after payment by Consultant of all taxes, interest, penalties and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Consultant in the same position as Consultant would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

          (b) Except as provided in subsection (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Consultant ("Consultant's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Consultant's Accountant, hereinafter the "Consultant's Determination"). The Consultant's Determination shall be reviewed on behalf of ERPM by a certified public accounting firm selected by ERPM (the "ERPM's Accountant"). ERPM shall notify Consultant within 10 business days after receipt of the Consultant's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by ERPM with the Consultant's Determination, obligating ERPM to make payment as provided in subsection (a) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by ERPM to the Consultant's Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Consultant's Accountant and ERPM's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Consultant and ERPM. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating ERPM to make any payment as a result thereof of within 10 days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to this Section 12(b) shall be borne solely by ERPM.

          (c) (i) Consultant shall notify ERPM in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by ERPM of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Consultant receives written notice of such claim and shall apprise ERPM of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Consultant to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Consultant's rights under this Section 5 except to the extent of actual damages suffered by ERPM as a result of such failure. Consultant shall not pay such claim prior to the expiration of the 15-day period following the date on which Consultant gives such notice to ERPM (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If ERPM notifies Consultant in writing prior to the expiration of such 15-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Consultant its ability to make the payments to Consultant which may ultimately be required under this section before assuming responsibility for the claim), Consultant shall:

               (A) give ERPM any information reasonably requested by ERPM relating to such claim;

               (B) take such action in connection with contesting such claim as ERPM shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by ERPM that is reasonably acceptable to Consultant;

               (C) cooperate with ERPM in good faith in order to effectively contest such claim; and

               (D) permit ERPM to participate in any proceedings relating to such claim; provided, however, that ERPM shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Consultant harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 12, and to the extent its actions do no unreasonably interfere with or prejudice Consultant's disputes with the Taxing Authority as to other issues, ERPM shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Consultant to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Consultant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ERPM shall determine; provided, however, that if ERPM directs Consultant to pay such claim and sue for a refund, ERPM shall advance an amount equal to such payment to Consultant, on an interest-free basis, and shall indemnify and hold Consultant harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Consultant with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Consultant and ERPM's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Consultant shall be entitled to settle or contest, as the case may be, any other issue.

          (ii) If, after receipt by Consultant of an amount advanced by ERPM pursuant to Section 12(c)(i), Consultant receives any refund with respect to such claim, Consultant shall (subject to ERPM's complying with the requirements of Section 12) promptly pay to ERPM an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Consultant in connection with such advance, after giving effect to such repayment. If, after the receipt by Consultant of an amount advanced by ERPM pursuant to Section 12(c)(i), it is finally determined that Consultant is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

          (iii) For purposes of this Section 12, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in Section 12(c)(i) above if ERPM has not notified Consultant that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Consultant and the Taxing Authority (which agreement may be executed only in compliance with this Section 12, (D) the receipt by Consultant of notice from ERPM that it no longer seeks to pursue a contest (which notice shall be deemed received if ERPM does not, within 15 days following receipt of a written inquiry from Consultant, affirmatively indicate in writing to Consultant that ERPM intends to continue to pursue such contest).

          (d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties of their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to Gross-Up Payment) that properly should be made ("Underpayment"), or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in paragraph (b) above and shall be paid to Consultant as an additional Gross-Up Payment. ERPM shall be entitled to use procedures similar to those available to Consultant in paragraph (b) to determine the amount of any Overpayment (provided that ERPM shall bear all costs of the accountants as provided in paragraph (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Consultant with interest at the applicable Federal rate provided for in section 1247(d) of the Code; provided, however, that the amount to be repaid by Consultant to ERPM shall be subject to reduction to the extent necessary to put Consultant in the same after-tax position as if such Overpayment were never made.

     13.  Confidentiality. Consultant acknowledges that during the course of
          ---------------
this Agreement, he will obtain knowledge of and access to confidential proprietary information of ERPM and its affiliates (hereinafter referred to as the "Confidential Information"). Such Confidential Information includes confidential records, data, formulae, sales strategy, and other confidential and proprietary information of ERPM and its affiliates. Consultant acknowledges that the disclosure of any Confidential Information in contravention of this Section 13 would do irreparable damage to ERPM and its affiliates. Consultant accordingly agrees that, unless otherwise authorized by written instrument signed by an officer of ERPM, he will not at any time, in any manner whatsoever, except in the regular course of performing his duties as a consultant to ERPM, use for himself or others, or disclose, reveal or divulge to anyone, any of the Confidential Information.

     "Confidential Information" shall not include any information which now or hereafter (a) is or becomes generally known to the public other than as a result of breach of this Section 13 or other similar confidentiality covenant, or (b) is or becomes readily available from or actually acquired from third parties who are not employees of ERPM or an affiliate of ERPM and who did not acquire such information as a result of a breach of this Section 13 or other similar confidentiality covenant.

     14.  Covenant Restricting Solicitation.  Consultant shall not, directly or
          ---------------------------------
indirectly, solicit, attempt to solicit for employment or employ any employee of ERPM or any affiliate of ERPM at any time during the Term and the one year period ending on the first anniversary of the date of the expiration or termination of the Term.

     15.  Certain Representations.  Each party represents and warrants to the
          -----------------------
other party that (i) such party is free to enter into this Agreement, and (ii) this Agreement does not violate the terms of any agreement, instrument, covenant, order or decree to which such party is bound.

     16.  Certain Provisions to Survive.  The provisions of Sections 7, 9, 10,
          -----------------------------
11, 12, 13, 14, 16 and 18 shall survive the expiration or termination of this Agreement as to obligations which accrued prior to such expiration or termination.

     17.  Waiver.  Failure by either party to insist upon strict compliance with
          ------
any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

     18.  Aggregate Payment Limitation.  Notwithstanding any contrary provisions
          ----------------------------
of Section 12, the aggregate value of fee payments to which Consultant shall be entitled under all the provisions this Agreement shall not exceed $988,000.

     19.  Other Agreements.  ERPM and Consultant do hereby acknowledge that:
          ----------------

          (a) The Change in Control Agreement dated June 18, 1997 by and between Consultant and EWR, as amended by Amendment No. 1 thereto dated August 27, 1997 (the "Change in Control Agreement") shall terminate as of the Effective Time. Consultant hereby waives any rights to receive any payments under the Change in Control Agreement as a result of the Merger or otherwise, and any other rights he may have under the Change in Control Agreement as a result of such termination.

          (b) Any existing Employment Agreement between EWR and Consultant shall terminate effective as of the Effective Time, provided, that such termination
                                              --------
shall not impair Consultant's right to a bonus for 1997 which shall be paid in cash and not in stock of EWR or EQR and Consultant's right to base salary for the pay period ending upon termination of his employment, which shall be paid prior to the Effective Time. Except as provided in the preceding sentence, Consultant hereby waives any rights he may have under any employment agreement between EWR and Consultant as of the Effective Time.

     20.  Severability.  Each section, paragraph, term and provision of this
          ------------
Agreement, and any portion thereof, shall be considered severable. If for any reason any such portion of this

Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by a court, agency or tribunal with competent jurisdiction in a proceeding to which ERPM is a party, that ruling shall not impair the operation of, or have any other effect upon, any other portions of this Agreement, which shall continue to be given full force and effect. If any provisions hereof shall be adjudicated to be invalid or unenforceable in whole or in part, such modifications made to this Agreement as a result of such adjudication shall be effective only in the particular jurisdiction in which such adjudication is made. To the extent any provision hereof is deemed unenforceable by virtue of its scope but may be made enforceable by limitations thereon, the parties agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought. The parties hereby authorize any court of competent jurisdiction to modify the restrictive covenants to the extent necessary to make the same enforceable.

     21.  Assignability; Benefit.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon ERPM and its successors and assigns. The rights and benefits of Consultant under this Agreement are personal to him, and are not subject to voluntary or involuntary alienation, assignment or transfer by him.

     22.  Entire Agreement.  This Agreement contains the entire agreement
          ----------------
between the parties with respect to the subject matter hereof, and may not be modified or rescinded except by a written agreement to such effect signed by both parties.

     23.  Notices.  Any and all notices required or permitted to be given
          -------
hereunder must be in writing and shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to and prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

          To Consultant:      Paul R. Fannin
                              6024 North 45th Street
                              Paradise Valley, AZ  85253

          To ERPM:            Equity Residential Property Management Limited
                              Partnership
                              Two North Riverside Plaza, Suite 400
                              Chicago, Illinois  60606
                              Attention:  President

     Each notice shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one (1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or upon receipt with respect to notices deposited in the United States registered or certified mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice.

     Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section 23.

     24.  Governing Law. This Agreement and the rights and obligations of the
          -------------
parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                   EQUITY RESIDENTIAL PROPERTIES
                                   MANAGEMENT LIMITED PARTNERSHIP

                                   By: ERP OPERATING LIMITED PARTNERSHIP,
                                       an Illinois limited partnership,
                                       its general partner

                                       By: EQUITY RESIDENTIAL PROPERTIES
                                           TRUST, its general partner


                                           By: /s/ Bruce C. Strohm
                                              -------------------------------
                                              Title: Executive Vice President
                                                    -------------------------


                                               /s/ Paul R. Fannin
                                   ---------------------------------------
                                               Paul R. Fannin

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